Star Scientific, Inc. Announces MSA Settlement Agreement

Chester, Virginia – June 18, 2003 – Star Scientific, Inc. (NASDAQ: STSI) announced today that the company and its subsidiary, Star Tobacco, Inc., have entered into a comprehensive settlement agreement with the Attorneys General of 46 states, the District of Columbia, and several territories (known as the “Settling States”) relating to Star’s obligation to make escrow payments as a non-participating manufacturer under state laws adopted in connection with the 1998 Tobacco Master Settlement Agreement (“MSA”).

The terms of the settlement agreement call for Star to make escrow payments for the period 1999-2002 that are based on the number of cigarettes the company manufactured at its Petersburg, Virginia facility. However, escrow payments on cigarettes that were contract manufactured for Star by Brown & Williamson Tobacco Corporation (B&W) are not required of Star. As a result, the company previously has deposited $9.8 million in excess escrow into its existing escrow accounts for 1999-2001, which will be released to B&W as part of a separate agreement executed by B&W and the Settling States. That amount, which had been classified as a non-current asset of Star, will be charged as an expense for the second quarter of 2003.

The company has a net obligation of $3.4 million for 2002 sales based on the same formulation, and since April 15, 2003, Star has deposited approximately $3.7 in its 2002 escrow accounts. The company will receive a refund of approximately $390,000 for the excess amounts deposited. The bulk of the aggregate escrow payments the company has made, $27.4 million, will remain in the escrow accounts established for 1999-2002. Under the terms of the MSA, while the company receives the interest generated by the escrow deposits, those funds may only be released after 25 years, on a rolling basis that is calculated from the date of each deposit. Upon completion of its obligations under the settlement agreement, Star will receive a full release and waiver in connection with its escrow requirements for 1999-2002.

The company will be responsible for 2003 cigarette sales in the Settling States through the date of the previously announced sale of its cigarette business to North Atlantic Trading Company, Inc. Star filed a definitive Information Statement describing the transaction with the Securities and Exchange Commission on June 12, 2003 and has mailed that document to its stockholders. In accordance with SEC regulations the Information Statement must be mailed at least 20 calendar days before the closing of the transaction.

Jonnie R. Williams, Star’s co-founder and CEO, commented: “This comprehensive settlement is the result of long and complex negotiations that involved numerous parties, all of whom worked in good faith toward this end. We are most appreciative, as well, of the leadership role taken by Virginia Attorney

General Jerry Kilgore during the negotiations. We are very pleased to announce this good news to our shareholders, and we appreciate their continued confidence in our long-term mission and goals. Star Scientific will continue to dedicate itself to providing both very low-TSNA tobacco, and manufactured smoke-free products using that tobacco, which expose adult consumers to fewer toxins.”

Virginia Attorney General Jerry Kilgore commented, “This settlement is a result of many months of intense negotiations with Star Scientific and I commend all parties involved. Because of this settlement, Virginia will receive approximately $1.6 million and avoid further costly litigation and future uncertainty as to any payment to Virginia at all. Particularly in this time of budgetary uncertainty, this is a positive development for the taxpayers of Virginia.”

Mr. Williams, the company’s co-founder, developed a patented tobacco-curing process that results in tobacco leaf with sharply reduced levels of TSNAs (tobacco specific nitrosamines), widely acknowledged to be among the most powerful cancer-causing toxins in tobacco smoke, and the major group of carcinogens in smokeless tobacco. In 1999, Star Scientific initiated a contractual cultivation and curing program with tobacco growers in Virginia and several other states to expand production of the very low-TSNA tobacco, which reached roughly 20 million pounds in each of the past three years. This expanded production then spurred development of the company’s non-fermented smokeless tobacco products.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise the capital necessary to grow its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision to sell the assets of its discount cigarette business, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured™ tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and processing facilities in Petersburg and Chase City, VA

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

(301) 654-8300

Christopher Miller

(804) 530-0535

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